EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2007, accompanying the consolidated financial statements included in the Annual Report of Atlas Pipeline Holdings, L.P. on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Atlas Pipeline Holdings, L.P. on Form S-8, effective November 9, 2006.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

March 9, 2007